EXHIBIT A


                    CERTIFICATE OF AMENDMENT
                               OF
                  CERTIFICATE OF INCORPORATION
                               OF
                   SK TECHNOLOGIES CORPORATION


     SK Technologies Corporation (hereinafter referred to as the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

     First: That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Company, a majority of the Board of Directors, at a meeting on August 1, 1996, approved and recommended amendments to the Certificate of Incorporation of the Company, and

     Second: That shareholders owning 4,264,515 of the 6,795,562 shares of the Company's Common and Preferred Stock issued and outstanding as of October 4, 1996, representing a majority in interest of all the issued and outstanding shares of the Corporation, approved by written consent, the adoption of the proposed amendment to the Certificate of Incorporation.

     Third: That the following amendments to Article IV of the Certificate of Incorporation were duly adopted in accordance with
Section 242 of Title 8 of the General Corporation Law of the
State of Delaware:

                     Capital Stock Classes


     The total number of shares of all classes of capital stock which the Company has the authority to issue is 30,000,000 shares which is divided into two classes as follows:

     25,000,000 shares of Common Stock with $.001 par value per share, and

     5,000,000 shares of Preferred Stock with $.001 par value per share.
          1,000,000 shares of the Preferred Stock is hereby given the distinctive designation of "Series B Convertible Redeemable Preferred
          Stock" of which the preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof shall not be changed under or by reason of said amendment.

     IN WITNESS WHEREOF, the undersigned have caused its
corporate seal to be affixed and this Certificate to be executed
by its President and Secretary as of the       day of
      .


Attest:                  SK Technologies Corporation

                              By:
Susan Fedderman                  Calvin S. Shoemaker
Secretary                   President


STATE OF FLORIDA     )
                     ) SS:
COUNTY OF PALM BEACH )


     The Foregoing instrument was acknowledged before me this
day of                          ,  1996, by Calvin S. Shoemaker,
President and Susan Fedderman, Secretary of SK Technologies Corporation, a Delaware corporation, on behalf of the Company.





                         Notary Public
                         State of Florida
                         My Commission Expires: